Exhibit 10.5

KURA ONCOLOGY, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

FOR

TROY WILSON

This Executive Employment Agreement (the “Agreement”), made between Kura Oncology, Inc. (the “Company”) and Troy Wilson, Ph.D., J.D., (the “Executive”) (collectively, the “Parties”), is effective as of October 1, 2014.

WHEREAS, the Company desires Executive to provide employment services to the Company, and wishes to provide Executive with certain compensation and benefits in return for such employment services; and

WHEREAS, Executive wishes to be employed by the Company and to provide personal services to the Company in return for certain compensation and benefits.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1. EMPLOYMENT BY THE COMPANY.

1.1 Position. Executive will serve as the President and Chief Executive Officer of the Company. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and a reasonable amount of Executive’s business time and attention to the business of the Company, and except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.

1.2 Duties and Location. Executive will perform such duties as are required by the Company’s Board of Directors, to whom Executive will report. Executive’s primary office location will be located in Los Angeles, California. The Company reserves the right to reasonably require Executive to perform Executive’s duties at places other than Executive’s primary office location from time to time, and to require reasonable business travel. The Company may modify Executive’s job title and duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time.

1.3 Policies and Procedures. The employment relationship between the Parties will be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement will control.

2. COMPENSATION.

2.1 Salary. For services to be rendered hereunder, Executive will receive a base salary at the rate of $330,000 per year (the “Base Salary”) payable in installments in accordance with the Company’s regular payroll schedule.

2.2 Bonus. Executive will be eligible for an annual discretionary bonus of up to 40% of Executive’s Base Salary (the “Annual Bonus”). Whether Executive receives an Annual Bonus for any given year, and the amount of any such Annual Bonus, will be determined by the

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Company’s Board of Directors (“Board”) in its sole discretion based upon the Company’s and Executive’s achievement of objectives and milestones to be determined on an annual basis by the Board. Executive must remain an active employee through the end of any given calendar year in order to earn an Annual Bonus for that year and any such bonus will be paid prior to March 15 of the year following the year in which such bonus was earned. Executive will not be eligible for, and will not earn, any Annual Bonus (including a prorated bonus) if Executive’s employment terminates for any reason before the end of the calendar year.

3. STANDARD COMPANY BENEFITS. Executive shall be entitled to participate in all employee benefit programs for which Executive is eligible under the terms and conditions of the benefit plans that may be in effect from time to time and provided by the Company to its employees. The Company reserves the right to cancel or change the benefit plans or programs it offers to its employees at any time.

4. VACATION. Executive will be entitled to accrue and use paid vacation in accordance with the terms of the Company’s vacation policy and practices, provided, however, that in no event will Executive’s vacation accrual rate be lower than 3 weeks per year.

5. EXPENSES. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in furtherance or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

6. TERMINATION OF EMPLOYMENT; SEVERANCE.

6.1 At-Will Employment. Executive’s employment relationship is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause or advance notice.

6.2 Termination Without Cause; Resignation for Good Reason.

(a) Not in Connection with a Corporate Transaction. In the event Executive’s employment with the Company is terminated by the Company without Cause (other than by reason of death or disability), or Executive resigns for Good Reason, then provided such termination or resignation constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), the Separation from Service occurs more than 59 days prior to or 12 months after the closing of a Corporate Transaction, and provided that Executive remains in compliance with the terms of this Agreement, the Company will provide Executive with a cash lump-sum payment in an amount equal to 12 months of Executive’s annual base salary at the rate in effect on the effective date of Executive’s Separation from Service, ignoring any decrease in base salary that forms the basis for Good Reason, payable on the 60th day following Executive’s Separation from Service, provided the Release (as discussed in Section 6) has become effective.

(b) In Connection with a Corporate Transaction. In the event Executive’s employment with the Company is terminated by the Company without Cause (other than by reason of death or disability), or Executive resigns for Good Reason, and provided such termination or resignation constitutes a Separation from Service and such the Separation from Service occurs within 59 days prior to, on or within 12 months following the closing of a Corporate

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Transaction, and provided that Executive remains in compliance with the terms of this Agreement, the Company will provide Executive with the following severance benefits:

(i) A cash lump-sum payment in an amount equal to 12 months of Executive’s annual base salary at the rate in effect on the effective date of Executive’s Separation from Service, ignoring any decrease in base salary that forms the basis for Good Reason, less standard deductions and withholdings, payable on the 60th day following Executive’s Separation from Service, provided the Release (as discussed in Section 7) has become effective.

(ii) A cash lump-sum payment in an amount equal to the Executive’s full target bonus amount for services to be performed during the year in which the Corporate Transaction occurs, less standard deductions and withholdings, payable on the 60th day following Executive’s Separation from Service, provided the Release (as discussed in Section 7) has become effective.

(iii) Provided Executive timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay the COBRA premiums to continue Executive’s coverage (including coverage for eligible dependents, if applicable), subject to withholding if deemed necessary to comply with applicable laws, through the period (the “COBRA Premium Period”) starting on the Executive’s Separation from Service and ending on the earliest to occur of: (i) 12 months following Executive’s Separation from Service; (ii) the date Executive becomes eligible for group health insurance coverage through a new employer; or (iii) the date Executive ceases to be eligible for COBRA continuation coverage for any reason. In the event Executive becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the COBRA Premium Period, Executive must immediately notify the Company of such event.

(iv) One hundred percent of any equity held by Executive will be deemed vested and exercisable (if applicable) as of Executive’s last day of employment.

6.3 Resignation Without Good Reason; Termination for Cause; Death or Disability. If Executive resigns without Good Reason, or the Company terminates Executive’s service for Cause, or upon Executive’s death or disability, then all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and Executive will not be entitled to any benefits under Section 6.2(a) or Section 6.2(b).

7. RELEASE OF CLAIMS. The receipt of any benefits under Section 6.2(a) or Section 6.2(b) will be subject to Executive providing a signed release of claims in a form reasonably satisfactory to the Company (the “Release”), and allowing such Release to become irrevocable, within 60 days following Executive’s Separation from Service.

8. SECTION 409A.

8.1 It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Code Section 409A.

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8.2 A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a Separation from Service and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of service” or like terms will mean Separation from Service. If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a Separation from Service, such payment or benefit will be made or provided at the date which is the earlier of (A) the expiration of the six-month period measured from the date of such Separation from Service of Executive, and (B) the date of Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 8.2 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement will be paid or provided in accordance with the normal payment dates specified for them herein.

8.3 To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder will be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (B) any right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year will in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

8.4 For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period will be within the sole discretion of the Company. Notwithstanding any other provision of this Agreement to the contrary, in no event will any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

9. DEFINITIONS.

9.1 “Cause” with respect to Executive means Executive has: (a) been convicted of or pled guilty or nolo contendere to a felony or any crime involving moral turpitude or dishonesty; (b) participated in a fraud or act of dishonesty against the Company; (c) materially breached any agreement between such Executive and the Company or any written policy of the Company, and not cured such breach within five days of the Company’s written notice of such breach; (d) engaged in conduct that demonstrates gross unfitness to serve; or (e) engaged in willful misconduct or refused to comply with any lawful directive of the Company, and not cured such noncompliance within five days of the Company’s written notice of such noncompliance.

9.2 “Code” means the Internal Revenue Code of 1986, as amended.

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9.3 “Good Reason” will exist for resignation from employment with the Company if any of the following actions are taken by the Company without Executive’s prior written consent:

(a) a material reduction in Executive’s base salary, unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees;

(b) a material reduction in Executive’s duties (including responsibilities and/or authorities);

(c) a material reduction in the authority, duties, or responsibilities of the supervisor to whom Executive is required to report, including a requirement that Executive report to an employee of the Company other than the Chief Executive Officer;

(d) relocation of Executive’s principal place of employment to a place that increases Executive’s one-way commute by more than 50 miles as compared to Executive’s then-current principal place of employment immediately prior to such relocation; or

(e) any other action or inaction that constitutes a material breach by the Company of this Agreement or any agreement under which Executive provides services.

(f) In order to resign for Good Reason, Executive must provide written notice to the Company within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Executive’s resignation, allow the Company at least 30 days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, Executive must resign from all positions Executive then holds with the Company not later than 90 days after the expiration of the cure period.

9.4 “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(a) a sale, lease or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its subsidiaries;

(b) a merger, consolidation, or similar transaction of the Company following which such entity is not the surviving entity;

(c) a merger, consolidation or similar transaction of the Company following which such entity is the surviving entity but the shares outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

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Notwithstanding the foregoing, the term Corporate Transaction will not include (i) a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, or (ii) the acquisition of securities of the Company by an investor or any affiliate thereof that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities. In addition, to the extent required for compliance with Code Section 409A, in no event will an event be deemed a Corporate Transaction if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

10. PROPRIETARY INFORMATION OBLIGATIONS.

10.1 Confidential Information Agreement. As a condition of employment, Executive will execute and abide by the Company’s standard form of Proprietary Information and Invention Assignment Agreement (the “Confidentiality Agreement”) and Arbitration Agreement.

10.2 Third-Party Agreements and Information. Executive represents and warrants that Executive’s employment by the Company does not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Executive will perform Executive’s duties to the Company without violating any such agreement. Executive represents and warrants that Executive does not possess confidential information arising out of prior employment, consulting, or other third party relationships, that would be used in connection with Executive’s employment with the Company, except as expressly authorized by that third party. During Executive’s employment with the Company, Executive will use in the performance of Executive’s duties only information which is generally known and used by persons with training and experience comparable to Executive’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Executive in the course of Executive’s work for the Company.

11. OUTSIDE ACTIVITIES DURING EMPLOYMENT.

11.1 Non-Company Business. Except with the prior written consent of the Board, Executive will not during the term of Executive’s employment with the Company undertake or engage in any employment, occupation or business enterprise, other than ones in which Executive is a passive investor or as permitted under Section 11.2. Executive shall be entitled to serve on the board of directors of such other companies as may be approved in advance by the Chief Executive Officer, in each case, so long as Executive remain in compliance with Section 11 and such service does not interfere with Executive’s duties under this Agreement. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder.

11.2 No Adverse Interests. Except with the prior written consent of the Board, Executive will not during the term of Executive’s employment with the Company acquire, assume or participate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise, provided that this does not prohibit Executive’s continued involvement in any existing investments or ownership, for investment purposes only, of not more than 3% of

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the outstanding stock of any company listed on a national securities exchange, or actively traded in a national over-the-counter market. For the sake of clarity, Executive may continue Executive’s involvement and ownership in Avidity Nanomedicines LLC, Araxes Pharma LLC and Wellspring Biosciences LLC.

12. NON-SOLICITATION. Executive agrees that during the period of employment with the Company and for 12 months after the date Executive’s employment is terminated for any reason, Executive will not, either directly or through others, solicit or encourage or attempt to solicit or encourage any employee, independent contractor, or consultant of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

13. DISPUTE RESOLUTION. To ensure the timely and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, including but not limited to statutory claims, will be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in San Diego, California, conducted by JAMS, Inc. (“JAMS”) under the then applicable JAMS rules (which can be found at the following web address: http://www.jamsadr.com/rulesclauses). By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The Company acknowledges that Executive will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator will: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator will be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. The Company will pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of the Executive if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

14. GENERAL PROVISIONS.

14.1 Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.

14.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

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14.3 Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it will not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

14.4 Complete Agreement. This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between Executive and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the Parties’ agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by a duly authorized officer of the Company.

14.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

14.6 Headings. The headings of the paragraphs hereof are inserted for convenience only and will not be deemed to constitute a part hereof nor to affect the meaning thereof.

14.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which will not be withheld unreasonably.

14.8 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first written above.

KURA ONCOLOGY, INC.

By:	/s/ Heidi Henson
Name:	Heidi Henson
Title:	CFO

EXECUTIVE

/s/ Troy Wilson
Name: Troy Wilson

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